UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2007

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Washington Electric and Natural Gas General Rate Case

On October 15, 2007, Avista Corporation (Avista Corp. or the Company) entered into a partial settlement stipulation with respect to its general rate case that was filed with the Washington Utilities and Transportation Commission (WUTC) in April 2007. Parties to the partial settlement stipulation include the staff of the WUTC, the Public Counsel Section of the Washington Office of Attorney General (Public Counsel), Northwest Industrial Gas Users, Industrial Customers of Northwest Utilities (ICNU) and the Energy Project. In the partial settlement stipulation, the parties have reached agreement on certain issues (including power supply issues and prudence of capital projects such as expenditures for generation and transmission projects), which results in a decrease in Avista Corp.’s electric rate request of $6.0 million and an increase in Avista Corp.’s natural gas rate request of $1.3 million. This partial settlement stipulation does not resolve all issues impacting the electric and natural gas rate requests and is subject to approval by the WUTC. Significant unresolved issues include capital structure, overall rate of return and return on equity, the establishment of a Power Cost Only Rate Case mechanism (PCORC), issues with respect to the amortization of debt repurchase costs and the proposed effective date of any rate changes.

Based on the partial settlement stipulation, Avista Corp. is now requesting to increase electric rates for its Washington customers by an average of 14.0 percent, which is intended to increase annual revenues by $45.2 million. Approximately 40 percent of the increase in electric revenues would provide for an increased level of base power supply costs. A portion of these costs would otherwise be recovered through deferrals under the ERM and as such would not increase net income. Avista Corp. has also requested to increase natural gas rates by an average of 2.9 percent, which is intended to increase annual revenues by $5.8 million. The Company’s request is based on a proposed rate of return of 9.39 percent with a common equity ratio of 47.8 percent and an 11.3 percent return on equity.

On October 17, 2007, intervening parties, including the staff of the WUTC, Public Counsel and ICNU, filed their testimony with the WUTC.

The staff of the WUTC has recommended denial of the establishment of the PCORC, an increase in electric rates of 9.2 percent (or $29.4 million) and an increase in natural gas rates of 1.6 percent (or $3.2 million). The staff of the WUTC is recommending an overall rate of return of 8.16 percent with a common equity ratio of 45 percent and a 10.2 percent return on equity. In addition, the staff of the WUTC is recommending a change in the method of amortizing the Company’s debt repurchase costs, which could result in a write-off of unamortized costs if approved by the WUTC.

Both Public Counsel and ICNU have also recommended denial of the establishment of the PCORC. Although not quantified, Public Counsel has recommended electric and natural gas rate increases that are lower than the WUTC staff’s recommendation. Public Counsel is recommending an overall rate of return of 8.04 percent for electric with a common equity ratio of 44 percent and a 9.4 percent return on equity for electric. ICNU is recommending an overall rate of return of 8.4 percent with a common equity ratio of 45.3 percent and a 10 percent return on equity.

The Company cannot predict the amount of any rate adjustments that may ultimately be approved by the WUTC. A settlement conference has been scheduled for October 29, 2007 for the purpose of resolving the remaining issues. The Company’s rebuttal testimony must be submitted by November 14, 2007 and hearings before the WUTC are scheduled for mid-December 2007. The current schedule from the WUTC anticipates an order in the general rate case on or before March 1, 2008.

Montana Public School Trust Fund Lawsuit

In October 2003, a lawsuit was originally filed against private owners of hydroelectric dams in Montana, including Avista Corp. In this lawsuit, the state of Montana alleged that the hydroelectric facilities are located on state-owned riverbeds and the owners of the dams have never paid lease payments to the state pursuant to the provisions of the Hydroelectric Resources Act. The lawsuit requested lease payments prospectively and also requested damages for trespassing and unjust enrichment for periods of time dating back to the construction of the respective dams. See Avista Corp.’s Form 10-Q for the quarter ended June 30, 2007 for further background information.

On August 28, 2007, the Montana State Court ruled on several pre-trial motions for summary judgment, finding that, as a matter of law, the Clark Fork River was navigable and the state of Montana owns the riverbeds, that such lands are school trust fund lands, and therefore, the statutes of limitations have not run on the state of Montana’s claims for prior damages.

On October 19, 2007, the Company reached a settlement with the state of Montana resolving this matter. Pursuant to the settlement, Avista Corp. has agreed to make lease payments in the initial amount of $4 million per year beginning February 1, 2008, for the calendar year 2007, and continuing through calendar year 2016, adjusted each year by the Consumer Price Index (CPI). On or before June 30, 2016, Avista Corp. and the state of Montana will determine whether the annual lease payments remain consistent with the principles of law as applied to the facts and negotiate an adjusted lease payment for the remaining term of Avista Corp.’s Federal Energy Regulatory Commission license for its hydroelectric facilities on the Clark Fork River, which expires in 2046. If Avista Corp. and the state of Montana do not agree on an adjusted lease payment, the parties will engage in advisory arbitration and submit the arbitrator’s recommendation to the State Board of Land Commissioners for approval. The settlement contains provisions that could reduce the amount of Avista Corp.’s lease payments as a result of future judicial determinations in related cases or governmental actions. Avista Corp. will not make any lease payments for periods prior to 2007.

Avista Corp. and the state of Montana will request a consent decree from the Montana State Court adopting the terms of the settlement.

The Company intends to seek recovery, through the rate making process, of the lease payments to the state of Montana.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: October 23, 2007	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer